                                                                    EXHIBIT 10.4

                             RESTRUCTURING AGREEMENT

                                  BY AND AMONG

                 CHINA NETWORK COMMUNICATIONS GROUP CORPORATION

               CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED

                                       AND

                      CHINA NETCOM (GROUP) COMPANY LIMITED

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                                    CONTENTS

1     Definitions                                                                                         2

2     Restructuring                                                                                       6

3     Assets Injection                                                                                    8

4     Representations and Warranties                                                                      8

5     Implementation of the Restructuring                                                                11

6     Indemnification                                                                                    15

7     Survival                                                                                           18

8     Dispute Resolution                                                                                 19

9     Public Announcement                                                                                19

10    Notices                                                                                            19

11    Conflicts                                                                                          19

12    Non-Assignment                                                                                     19

13    Severability                                                                                       20

14    Non-waiver                                                                                         20

15    Governing Laws                                                                                     20

16    Languages and Copies                                                                               20

17    Appendices to this Agreement                                                                       20

18    Fees and Expenses                                                                                  21

19    Effectiveness of this Agreement                                                                    21

Appendix [ ] The Warranties                                                                              23

Appendix [ ] Related Agreements                                                                          45

Appendix [ ] Restructuring Approvals                                                                     46

Appendix [ ] Asset Valuation Report                                                                      47

Appendix [ ] Accountant's Report                                                                         48

Appendix [ ] Letter of Undertaking by the Group Corporation                                              49

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                             RESTRUCTURING AGREEMENT

This Restructuring Agreement ("THIS AGREEMENT") is made and entered into on [-], 2004 in Beijing, People's Republic of China ( "PRC") by and among the following parties:

CHINA NETWORK COMMUNICATIONS GROUP CORPORATION (the "GROUP CORPORATION"), a state-owned enterprise established under the laws of PRC (Business License Number of Legal Enterprise Person: 1000001003669), with its registered address at: No.156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC.

CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED ("CNC (HK)"), a company duly incorporated and validly existing under the laws of Hong Kong Special Administrative Region ("Hong Kong") with limited liability, with its registered address at: 59/F, Bank of China Tower, Garden Road, Hong Kong.

CHINA NETCOM (GROUP) COMPANY LIMITED ("NEW CNC"), a company duly incorporated and validly existing under the laws of PRC with limited liability as a wholly foreign-owned enterprise ("WFOE") (Business License Number of Legal Enterprise
Person: [-]), with its registered address at: Building C, No.156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC.

WHEREAS:

      (1) As an institution authorized for investments by the state and a designated trial of state ownership, the Group Corporation lawfully holds or obtains through transfer/assignment major telecommunications assets located in Beijing Municipality, Tianjin Municipality, Hebei Province, Liaoning Province, Henan Province, Shandong Province, Shanghai Municipality and Guangdong Province and such telecommunications assets relating to international businesses (the "INJECTED ASSETS") as set forth in the Asset Evaluation Report (see below for the definition).

      (2) Upon approval of relevant government authorities and in accordance with the Asset Injection

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            Agreement (see below for the definition), the Group Corporation will inject the evaluated and SASAC verified Injected Assets into China Netcom Corporation Limited, a company wholly-owned by CNC (HK) and registered in mainland China as a wholly foreign-owned enterprise registered in mainland China, through CNC BVI (see below for the definition) and CNC (HK).

      (3) Based on the above Asset Injection, China Netcom Corporation Limited will convert correspondingly into China Netcom (Group) Company Limited (namely the "New CNC").

            (For the purpose of this Agreement, the above (1), (2) and (3) are collectively referred to as the "RESTRUCTURING".)

      (4) Prior to the Restructuring, China Netcom Corporation Limited has transferred all of its assets, liabilities, interests and businesses to the Group Corporation and/or its Subsidiaries.

      (5) After the Restructuring, CNC (HK) will issue red chip shares and American Depository Receipts (ADSs) in both Hong Kong and overseas markets (collectively the "Shares") and apply for listings on both The Hong Kong Stock Exchange Limited and New York Stock Exchange, Inc..

      (6) In order to ensure that the Restructuring is carried out per its purpose and to protect the respective interests of New CNC, CNC (HK) and the Group Corporation, these three parties have agreed to enter into this Agreement so as to make proper arrangements for the Restructuring and the related issues.

The Parties hereby agree as follows:

1     DEFINITIONS

1.1 Unless otherwise stipulated by this Agreement, the following terms have the meanings set out below in this Agreement:

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CNC BVI                         China Netcom Holdings (BVI) Limited, a company
                            incorporated in the British Virgin Islands.

Asset Injection Agreement   The Asset Injection Agreement entered into among the
                            Group Corporation, CNC BVI, CNC (HK) and China
                            Netcom Corporation Limited on June 29, 2004, outlining Asset Injections into New CNC through CNC
                            BVI and CNC (HK) from the Group Corporation.

Evaluation Base Date             December 31, 2003.

the New CNC Conversion      The date on which China Netcom Corporation Limited
Registration Date           completed the following conversion registrations or
                            filings:

                            (i) The Ministry of Commerce has approved the Articles of Association of China Netcom (Group) Company Limited, which has been filed at the State Administration for Industry and Commerce ("SAIC").

                            (ii) The Ministry of Commerce has approved the issuance of Certificate of Approval for Establishment of Enterprises with Foreign Investments for the China Netcom (Group) Company Limited.

                            (iii) SAIC has approved the issuance of Business
                                  License for the China Netcom (Group) Company
                                  Limited, outlining information as follows:

                                  (a) Registered capital, changes incorporated
                                      according to the Evaluated Value.

                                  (b) Business scope, changes incorporated
                                      according to authorization from the Group
                                      Corporation and approval from the Ministry of Information Industry.

                                  (c) Company name changed from China Netcom
                                      Corporation Limited to China Netcom
                                      (Group) Company Limited.

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Restructuring Effective Date   December 31, 2003

Relevant Period                Namely the period from the Evaluation Base Date
                               (exclusive) to the New CNC Conversion
                               Registration Date (exclusive).

Evaluated Value                The net asset value approved by the State-owned
                               Assets Supervision and Administration Commission of the State Council (SASAC) and injected into New CNC pursuant to the Restructuring, namely RMB
                               43.0115756 billion.

Restructured Enterprises       CNC Beijing Communications Corporation, CNC
                               Tianjin Communications Corporation, CNC Hebei
                               Communications Corporation, CNC Liaoning
                               Communications Corporation, CNC Henan
                               Communications Corporation, CNC Shandong
                               Communications Corporation and CNC Guangdong
                               Communications Corporation prior to the New CNC
                               Conversion Registration Date (exclusive). For the purpose of this Agreement, China Netcom
                               Corporation Limited is not included in
                               enterprises to be restructured.

Surviving Enterprises          CNC Beijing Communications Corporation, CNC
                               Tianjin Communications Corporation, CNC Hebei
                               Communications Corporation, CNC Liaoning
                               Communications Corporation, CNC Henan
                               Communications Corporation, CNC Shandong
                               Communications Corporation and CNC Guangdong
                               Communications Corporation after the New CNC
                               Conversion Registration Date (inclusive).

Related Agreements             Various Restructuring-Related Agreements listed
                               in Appendix II to this Agreement.

Restructuring Approvals        Approval documents relating to the Restructuring
                               such as the agreements, authorizations, approvals and waivers and other approval documents, as listed in Appendix III.

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Warranty                       Terms of presentations, warranties and
                               undertakings as listed in Appendix I to
                               this Agreement, made by the Group Corporation to New CNC.

Asset Evaluation Report        The Asset Evaluation Report compiled by China
                               Enterprise Appraisals, Beijing Branch, submitted to the SASAC and approved on July 3, 2004, as set forth in Appendix IV to this Agreement.

Accountant's Report            The consolidated income statement, consolidated
                               balance sheet and consolidated statement of cash flow for each of these consecutive year as of December 31st, 2003, which have been compiled in line with the Chinese "Enterprise Accounting
                               Standard" and "Enterprise Accounting System" and audited by PricewaterhouseCoopers Zhong Tian CPAs
                               Limited Company.

Subsidiaries                   Any company, enterprise or other entity with
                               legal person qualification directly or indirectly controlled by any party to this Agreement, if (1) over 50% of the voting power is directly or indirectly controlled by this party; or (2) over 50% of the distributable profits is directly or indirectly enjoyed by this party; or (3) the constitution of the board of directors is directly or indirectly controlled by this party;
                               or (4) over 50% of the registered capital is directly or indirectly held by this party.

Injected Assets                All assets listed in the Asset Evaluation Report,
                               including telecommunications assets located in
                               Beijing Municipally, Tianjin Municipality, Hebei
                               Province, Liaoning Province, Henan Province,
                               Shandong Province, Shanghai Municipality and
                               Guangdong Province, as well as telecommunications assets related to international business.

Restructuring Documents        This Agreement, Asset Injection Agreement, all
                               Related Agreements, Restructuring approvals,
                               Accountant's Report and Asset Evaluation Report.

Prospectus                     Any prospectus issued by CNC (HK) in relation to
                               Initial Public Offering.

Tax Items                      All tax items, costs or related funds collected
                               by either state and local level tax
                               administrations, or state and local level people's governments, as well as tax items, costs or related funds payable pursuant to other laws and regulations, including but not limited to:
                               income tax, value-added tax, sales tax, resource tax, interest tax, consumption tax, stamp tax, contract tax, tariff, telecommunication resource tax, cost compensation for telecommunication universal service and any additional or added tax expenses, regardless whether such tax expenses result from insufficiency of tax already collected or paid, inappropriate exemptions or discounts enjoyed during the collection or payment process, or any possible penalties, late fees, interests or other payables related to taxation. The word "tax" should also be interpreted as such.

1.2   In this Agreement:

      1.2.1 Agreements or other documentation herein should refer to Related Agreements or the Restructuring Documents, as well as amendments, supplements, substitutions or successions from other agreements as occurred from time to time in accordance with relevant terms and conditions.

      1.2.2 Unless specifically stated otherwise, all Articles and Appendices mentioned herein all refer to those contained in this Agreement; all clauses mentioned herein refer to those contained in their respective Articles and all Paragraphs mentioned herein refer to those contained in their Respective clause.

      1.2.3 The captions for the Articles and Appendices are used for reading convenience only and are not to be considered in construing or interpreting this Agreement.

2     RESTRUCTURING

2.1 The Group Corporation hereby confirms that the Restructuring has been approved by relevant

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      Chinese regulatory authorities on the date this Agreement is executed. All such approvals have been listed in APPENDIX III to this Agreement. Each party hereto agrees that the Restructuring shall come into force on the Restructuring Effective Date.

2.2 Unless otherwise specified in this Agreement, the Group Corporation and New CNC agree that New CNC shall obtain all rights and interests under the Injected Assets from the Restructuring Effective Date (exclusive), and undertake all debts, liabilities and obligations under the Injected Assets, which have been disclosed to New CNC in writing in the Asset Evaluation Report. The New CNC shall not be entitled to any other assets, interests, debts, liabilities and obligations (including but not limited to potential debts, liabilities and obligations) retained by the Group pursuant to the Restructuring Documents, nor shall it undertake any debts, liabilities and obligations thereof. The Group Corporation shall continue to enjoy the rights as well as undertake the obligations with respect to other related assets, interests, debts, liabilities, obligations and relevant businesses.

2.3 Each party hereto hereby confirms to implement the Restructuring according to relevant requirements in the Restructuring Documents and enter into agreements in connection with the Restructuring.

2.4 The Group Corporation will enter into the following agreements and/or take the following actions in connection with the Restructuring with CNC (HK) and/or New CNC:

      2.4.1 Unless otherwise specified in this Agreement, the Group Corporation will, according to the requirements of the Restructuring Documents, transfer and deliver the Injected Assets to New CNC as they are, legally, effectively and completely through CNC BVI and then CNC
            (HK) on the New CNC Conversion Registration Date;

      2.4.2 Obtain each Restructuring Approval as listed in APPENDIX III to this Agreement;

      2.4.3 Enter into each agreement listed in the APPENDIX II to this Agreement in connection with various transactions between New CNC and/or CNC (HK) and the Group;

      2.4.4 Finalize other issues in connection with the Restructuring according to the requirements of

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            the Restructuring Documents.

3     ASSET INJECTION

3.1 The value of the assets eventually injected into New CNC through CNC BVI and CNC (HK) by the Group according to the Asset Injection Agreement shall be a sum equivalent to the Evaluated Value.

3.2 The Group Corporation and New CNC confirm that the Injected Assets with a net asset value of RMB 43,011,575,600 will be injected into New CNC on the New CNC Conversion Registration Date pursuant to the Restructuring Documents.

3.3 Except otherwise specified in Section 5 herein, the Injected Assets have been transferred and delivered to New CNC legally and effectively as they are on the New CNC Conversion Registration Date.

4     REPRESENTATIONS AND WARRANTIES

4.1 The Group Corporation hereby makes to New CNC the Warranties as listed in the APPENDIX [ ] to this Agreement and the following representations, warranties and undertakings:

      As of the New CNC Conversion Registration Date (inclusive),

      4.1.1 The Group Corporation shall be entitled to eventually inject the Injected Assets into New CNC through CNC BVI and CNC (HK) according to the laws of PRC;

      4.1.2 Unless otherwise disclosed in the prospectus and/or specified in this Agreement, the Group has obtained or completed all approvals, permissions, authorizations, consents, confirmations, exemptions and registrations that are necessary for injecting assets into New CNC, and such approvals, permissions, authorizations, consents, confirmations, exemptions and registrations are valid;

      4.1.3 Except for the liabilities disclosed in the Asset Evaluation Report and the liabilities occurring in the ordinary course of business relating to the assets injected during the Relevant Period, New CNC has no other liabilities on the Restructuring Effective Date (including contingent liabilities);

      4.1.4 The Group Corporation and/or the Restructured Enterprises have no behaviors seriously in violation of laws or regulations, which may cause New CNC to suffer significant economic losses;

      4.1.5 The Group Corporation and/or the Restructured Enterprises have no behaviors infringing any third-party patents, copy rights, proprietary technologies, designs, trade marks, domains, goodwill or any other intellectual properties protected by laws , which may cause New CNC to suffer significant economic losses;

      4.1.6 Except for those disclosed in the prospectus, there are no any ongoing or pending or threatened material or major suits, arbitrations, claims or other legal proceedings against the Group and/or the Restructured Enterprises (as plaintiff or defendant or others) in connection with the businesses or assets of New CNC, which may have material adverse effects on the operations of New CNC and/or Asset Injection, nor are there any claims that may have material adverse effects on the operations and/or Asset Injection of New CNC, or any facts that may cause such claims;

      4.1.7 Unless otherwise disclosed in the prospectus or disclosed to New CNC in writing by the Group prior to the execution of this Agreement, all representations, warranties and undertakings under this section and the Warranties listed in Appendix II to this Agreement are true, complete and accurate without any misleading contents in all aspects;

      4.1.8 Provided relevant approvals (if necessary) have been obtained on and after the New CNC Conversion Registration Date, the Group shall ensure that all operation licenses, consents, permissions and approvals (herein and hereinafter including the Group's license for relevant telecommunications businesses) in connection with the businesses of New CNC and/or its Subsidiaries that the Group is obtaining and will obtain from national telecommunication regulatory authorities such as Ministry of Information Industry and other authorities and its assigned and/or obtained telecommunication resources and other resources (herein and hereinafter including but not limited to spectrums, frequencies and numbers) shall be applied to New CNC and/or its Subsidiaries; the Group shall obtain, hold, retain and update such operation licenses, consents, permissions and approvals and telecommunication resources and other resources in accordance with laws without implementing act or omission that may adversely affect the legality, validity and extensibility of such licenses, consents, permissions and approvals and telecommunication resources and other resources or the ability of New CNC and/or its Subsidiaries to carry out businesses in accordance with laws and regulations of PRC; and shall implement all acts and omissions to obtain, maintain, retain, update or extend the legality, validity and extensibility of such licenses, consents, permissions and approvals and telecommunications resources and other resources and the ability of New CNC and/or its Subsidiaries to carry out businesses in accordance with laws and regulations of PRC;

4.2 The Group Corporation agrees to compensate New CNC and/or its Subsidiaries, upon request by New CNC and in accordance with provisions of section 6 herein, in a complete, full, timely and effective manner for all losses, costs and expenses (including but not limited to expenses on legal service) arisen, suffered or incurred by New CNC as a result of infidelity or misleading of any the above representations and warranties and any part thereof.

4.3 The Group Corporation agrees that the claimed amount against New CNC shall not be compromised for the reason that New CNC or any of its agents or professional consultants may have been informed of the information about the Injected Assets in any time (excluding the information detailed and explicitly listed in this Agreement, the Accountant's Report or the Restructuring Documents); also, the Group shall not defend against relevant claims for the reason that New CNC has known or should have known or is concluded to have known any situations or relevant information (excluding foregoing information) that cause the said claim.

4.4 The Group Corporation agrees that the above representations and warranties and each clause of the Warranties shall not compromise any other clauses of the above representations and warranties; and this Agreement has no provision restricting the scope or application of the above representations and warranties and each clause of the Warranties, except those explicitly otherwise specified in this Agreement.

4.5 The Group Corporation agrees that, unless New CNC signs an explicit and duly authorized written exemption or relief document, (1) the completion of Restructuring, or (2) any investigation against the Injected Assets by New CNC or through any third party, or (3) New CNC terminates (or not) this Agreement, or (4) New CNC has not or delays the exercise of any rights or remedies, or (5) any other things or matters (regardless their natures) shall not affect New CNC's exercise of relevant rights and remedies against the Group's breaches of such representations and warranties. The exercise of any rights or remedies, solely or partly, shall not eliminate the exercise of any further or other rights or remedies. Any written exemption or relief documents signed by New CNC shall not constitute waiver of New CNC for any other rights, authorities or remedies.

4.6 The Group Corporation agrees that the above representations and warranties and the Warranties shall remain in full force upon completion of all arrangements under this Agreement and relevant agreements.

4.7 The Group Corporation agrees that the above representations and warranties and the Warranties shall not affect or compromise the representations and warranties under relevant agreements, which shall be valid for the Group and/or the Surviving Enterprises pursuant to the clauses of relevant agreements..

4.8 The Group Corporation agrees that the above representations and warranties and the Warranties shall be binding upon the successors of the Group and have been made for the benefits of the successors and assignees of each party.

5     IMPLEMENTATION OF THE RESTRUCTURING

5.1 Without affecting the Group's representations and warranties under section 4 herein and the Warranties, each party hereto shall make all efforts to complete any Restructuring affairs, procedures and processes that are not finished on the New CNC Conversion Registration Date, so as to make the Restructuring fully effective and completed.

5.2 Each party hereto agrees to take all efforts and actions (including but not limited to signing or urging a third party to sign any documents, applying to governmental authorities or a third party to obtain any relevant approvals, consents or permissions, authorizations, confirmations or exemptions, enabling New CNC and its Subsidiaries to obtain all relevant permissions and licenses necessary for their business operation or in connection with Asset Injection, or completing any relevant registration, enrollment and filing procedures) to ensure that the Restructuring and the provisions of the Restructuring Documents and this Agreement will be performed effectively and completely.

5.3 Each Restructured Enterprise shall own some trademarks with trademark registration certificates issued by Trademark Office of State Administration for Industry and Commerce ("TRADEMARK OFFICE") and the logos under registration with the Trademark Office but pending for trademark registration certificates (collectively the "LOCAL BUSINESS BRANDS"). The Group Corporation and New CNC agree that New CNC may obtain non-exclusive license for use of such Local Business Brands free of charge. For this purpose, the Group shall make explicit arrangements on the license for such Local Business Brands in its Trademark License Agreement with CNC (HK) and New CNC, and procure each Restructured Enterprise (the Surviving Enterprise) to duly sign necessary execution documents with New CNC.

5.4 Each party hereto agrees that the Group shall be responsible for the investment and construction of necessary telecommunication network facilities for relevant universal Telecommunications Service obligations that should be undertaken by the Group and/or CNC (HK)(or its Subsidiaries) pursuant to regulations of Rural Universal Telecommunications Service-Implementation Program for Village Connection Project and other transitional measures on universal Telecommunications Service. As for the telecommunication network facilities invested and constructed by the Group for the above purpose in the operation regions of New CNC, the Group Corporation agrees to lease them to New CNC and allow it to operate relevant businesses with all business incomes therefrom attributable to New CNC. the Group Corporation shall provide reasonable compensation at market price for all relevant expenses of New CNC for operating and maintaining such telecommunication network facilities in its operation regions.

5.5 Each party hereto agrees that all incomes and expenses arising from the settlement of long distance networks in southern/northern service regions between the Group Corporation and China Telecommunications Group Corporation, (regardless whether or not the operation regions of New CNC is involved), which has been carried over from the separation of the Group from China Telecommunications Group Corporation during telecommunication reform, shall be enjoyed or borne by the Group.

5.6 Each party hereto agrees to resort to sincere negotiations for fair and proper arrangements for matters that are not covered by this Agreement but are necessary for proper and full Implementation of the Restructuring and/or performance of this Agreement, thus to satisfy all parties hereto.

5.7   To implement the Restructuring, the Group and New CNC agree that:

      5.7.1 Without affecting relevant provisions under section 4 herein, New CNC shall participate in relevant suits and arbitrations in connection with Asset Injection after the Restructuring Effective Date (excluding that day) as litigant to exercise relevant rights and perform relevant obligations; the Group shall provide timely assistance upon request of New CNC, including but not limited to providing documents required by New CNC and signing or procuring third party to sign relevant documents, so that New CNC may become an valid litigant in such suits or arbitrations and exercise its due rights as litigant;

      5.7.2 If the properties of New CNC and its Subsidiaries are arrested or detained or threatened to be arrested or detained for such debts and liabilities, the Group shall undertake to provide necessary guaranty or other security for New CNC and its Subsidiaries in a timely manner to ensure the interests of New CNC and its Subsidiaries stay unharmed; in addition, regardless the above arrest or detention is reasonable or not, the Group shall commit itself to undertake any resultant losses and relevant expenses suffered by New CNC and its Subsidiaries. The Group Corporation undertakes to pay off all expenses within seven (7) days after receipt of losses and expenses list from New CNC and its Subsidiaries;

      5.7.3 Except for the debts and liabilities that should be undertaken by New CNC under this Agreement, all other debts and liabilities shall still be undertaken by the Group. Any adjudications, verdicts and/or arbitration liabilities arising out of these affairs and all suits, arbitrations and other costs and expenses incurred by New CNC shall be at the expense of the Group;

      5.7.4 In case the prior authorizations, approvals, permissions, confirmations or exemptions from any third parties that are necessary for injection of any assets, interests or liabilities under the Injected Assets into New CNC are not obtained before the New CNC Conversion Registration Date, in addition to taking actions in accordance with this section, the Group and/or the Surviving Enterprises shall continue to hold such assets, interests and liabilities on behalf of and for the benefit of New CNC until such assets, interests and liabilities may be legally, effectively and completely injected into New CNC in accordance with this Agreement;

      5.7.5 During the period in which the Group and/or the Surviving Enterprises continue to hold the assets, interests and liabilities under the Injected Assets on behalf of and for the benefit of New CNC in accordance with section 5.7.4, all rights, interests, profits and all obligations, losses and claims (excluding the obligations, losses and claims due to the Group and/or the Surviving Enterprises' nonperformance of the obligations under section 5.7.4) arising from or in connection with such assets, interests and liabilities shall be attributed to or undertaken by New CNC. However, the Group and/or the Surviving Enterprises shall be held liable for any losses and claims due to their own negligence or misconduct;

      5.7.6 For the period from the Evaluation Base Date to Jun 30, 2004, all profits generated by the Injected Assets shall be attributable to the Group.

      5.7.7 During the Implementation of the Restructuring, the specific assets/liabilities listed in the Asset Evaluation Report and the Accountant's Report and the provisions of this Agreement shall prevail if there is any uncertainty in division of assets/liabilities between the Group and New CNC. If necessary, the assets/liabilities adjustment calculation formula used in the preparation of Asset Evaluation Report and Accountant's Report and other working documents may be taken into account;

      5.7.8 The Group Corporation and New CNC undertakes to each other that if either party receives any accounts receivable by another party after the Restructuring Effective Date, it will pay the account to another party within seven (7) days after it receives and acknowledges such accounts;

      5.7.9 The Group Corporation shall transfer all business information, accounting records, operation records, operation data, operation statistical data, user manuals, maintenance manuals, training manuals, technical information, records, data, drawings and manuals and information of R & D projects that are necessary for normal operation of New CNC or in connection with Injected Assets to New CNC. In case such information is not delivered before the New CNC Conversion Registration Date, in addition to that the Group and New CNC shall take all necessary measures and actions to procure such delivery to be completed as soon as possible, the Group shall continue to hold and properly keep such information under security and confidentiality on behalf of and for the benefit of New CNC until such information is legally and safely transferred to New CNC. During the period the Group holds and keeps such information pursuant to this section, New CNC may have access to such information free of charge and the Group shall provide all convenience for New CNC's access.

     5.7.10 The Group Corporation is committed to undertake all taxes in connection with Injected Assets occurred before the Restructuring Effective Date, regardless whether such taxes are imposed or paid on or before or after the Restructuring Effective Date. In addition, the Group will undertake all taxes in connection with or arising from the assets, interests, liabilities and relevant businesses retained in the Group in accordance with the Restructuring Documents;

     5.7.11 The Group Corporation is committed to undertake all taxes arising from appraisal increment of Injected Assets that should be undertaken by the Group as stipulated by laws;

     5.7.12 Unless otherwise specified in this Agreement, New CNC shall undertake all taxes occurred after the Restructuring Effective Date in connection with the holding, management or operation of Injected Assets;

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

     5.7.13 Unless otherwise specified in this Agreement, all taxes arising from or in connection with the Asset Injection into New CNC by the Group in accordance with the Restructuring Documents shall be undertaken by the Group and New CNC respectively in accordance with the law.

6     INDEMNIFICATION

6.1 The Group Corporation hereby warrants to indemnify New CNC, per the request of New CNC, and at any time hold New CNC completely, sufficiently, timely, effectively and adequately indemnified against the following:

      6.1.1 unless otherwise specified herein, any prosecution, claim, litigation, loss, indemnity, disbursement, expense and fee (including but without limitation to specialty service fee and expense) that New CNC may incur or suffer as a result of the assets transfer into New CNC and any event before the Restructuring Effective Date in relation to the transferred assets (including but without limitation to penalties imposed by relevant governmental authorities);

      6.1.2. After the Restructuring Effective Date, in the event that the Group Corporation - and/or the Surviving Enterprises hold the assets of New CNC on behalf of and in the interests of New CNC pursuant to Sections 5.7.4. and 5.7.5. above, any prosecution, claim, litigation, loss, indemnity, disbursement, expense and fee (including but without limitation to specialty service fee and expense) that New CNC may incur or suffer as a result of the errors or mistakes of the Group Corporation and/or the Surviving Enterprises ;

      6.1.3. Any prosecution, claim, litigation, loss, indemnity, disbursement, expense and fee (including but without limitation to specialty service fee and expense) that New CNC may incur or suffer before the Restructuring Effective Date as a result of any interest, liability or obligation of the Group Corporation or its Subsidiaries (excluding New CNC and its Subsidiaries);

      6.1.4. Any prosecution, claim, litigation, loss, indemnity, disbursement, expense and fee(including but without limitation to specialty service fee and expense)that New CNC may incur or suffer at any time as a result of the breach of any provision (including but without limitation to this warranty ) set forth herein by the Group Corporation or its Subsidiaries ( excluding New CNC and its Subsidiaries);

      6.1.6 Any prosecution, claim, litigation, loss, indemnity, disbursement, expense and fee(including but without limitation to specialty service fee and expense)that New CNC may incur or suffer after the Restructuring Effective Date (inclusive) as a result of the assets that the Group Corporation continues to retain of hold;

      6.1.6 Interests, penalties and other expenses incurred before the Restructuring Effective Date, arising out of the liabilities contained in the assets which are transferred to New CNC by the Group Corporation, shall be borne by the Group Corporation. In the event that New CNC incurs losses as a result of these interests, penalties and other expenses, the Group Corporation shall hold New CNC adequately indemnified;

      6.1.7 Except for those listed in the Accountant's Report, New CNC will have no obligations whatsoever to any compensation, benefit, allowance and any other form of rights and interests pursuant to laws, contracts, judgments, decisions and other binding documents (including but without limitation to once-off housing allowances, early retirees expenses, and additional allowances to retirees in addition to social pension insurance) which were enjoyed by all its employees who were formerly employed by the Group Corporation within their duration of employment prior to the Restructuring Effective Date, and. In the event that New CNC incurs losses as a result of claims brought against it by any such employee in relation to the above rights and interests, the Group Corporation shall hold New CNC adequately indemnified against such losses; if the final amount New CNC pays for once-off housing allowances and early retirement expenses is lower than the amount provided, New CNC shall return the balance to the Group Corporation;

      6.1.7 Unless otherwise specified by applicable laws, except for those listed in the Accountant's Report, New CNC will have no liabilities under any circumstance to any obligation and/or expense of the employees of the Group Corporation employed on or before the Restructuring Effective Date but not employed by New CNC (including but without limitation to employees who were employed by the Group Corporation on or before the Restructuring Effective Date but have retired early than, been laid off, or retired on the execution date of this Agreement) . In the event that New CNC incurs losses as a result of claims brought against New CNC by any such employee based on the fact that they had been employed by the Group Corporation, the Group Corporation shall hold New CNC adequately indemnified against such losses, as if such claims had never been brought against New CNC;

      6.1.9 Any claim New CNC may incur before, on or after the Restructuring Effective Date, arising out of or in relation to the Group Corporation's failure to transfer assets into New CNC pursuant to the Accountant's Report, the Restructuring Documents and this Agreement.

6.2 The Group Corporation hereby warrants to CNC (HK) that: (1) In the event that CNC (HK) or its Subsidiaries suffer any litigation or other claim as a result of events or circumstances occurred or existed before the listing of CNC(HK) but not disclosed in the Accountant's Report as of June 30, 2004,upon the request by CNC (HK), the Group Corporation will indemnify CNC (HK) against any such loss, expense, or liability resulted hereof; (2) In the event that CNC (HK) suffers any penalty, loss or other obligation as a result of the auditing result of the National Audit Office with regard to the accounting periods prior to the Prospectus Issuance, upon the request by CNC (HK), the Group Corporation will assume such obligations.

6.3 The Parties to this Agreement agree that, notwithstanding the provision set forth in Section 6.2 above, in the event that the Group Corporation has already indemnified New CNC because of the same matter pursuant to other provisions of this Agreement, the obligations of the Group Corporation to indemnify CNC (HK) pursuant to Section 6.2 above shall be offset accordingly, i.e., the indemnity amount by the Group Corporation to CNC (HK) shall only be limited to the amount of the actual losses or expenses which is in excess of the amount which has already been indemnified to New CNC.

6.4 The New CNC hereby warrants to indemnifying any actual loss the Group Corporation may incur as a result of any breach of the provisions set forth herein by New CNC.

6.5 Any indemnity claim by any party to the other parties pursuant to this Agreement shall be made in writing, and shall describe in reasonable detail the facts and circumstances in relation to such claim. However, the failure of any party to bring claims in writing pursuant to this section shall not affect its rights in relation to such claims.

7     SURVIVAL

      Any representations, warranties, agreements and indemnities set forth in this Agreement shall survive the completion of the Restructuring arrangement.

8     DISPUTE RESOLUTION

      If any disputes develop among the parties in respect of the validity, interpretations or performance of this Agreement, the parties should resolve the disputes in question through friendly negotiation first. If the negotiation in respect of the disputes fails within thirty (30) days as from the date when such dispute arose, any party shall have the right resort to litigations to the People's Court with proper jurisdiction.

9     PUBLIC ANNOUNCEMENT

      Apart from required by the PRC laws or the laws and listing rules of the listing place of CNC (HK) or the Stock Exchange of Hong Kong Limited or any other regulatory body, any party to this Agreement cannot make or permit others to make any public announcement about matters pertaining to or contained in this Agreement without prior written consent by the other parties (and such consent shall not be unreasonably withheld).

10    NOTICES

10.1 All notices required to be delivered pursuant to this Agreement shall be in writing, and delivered to the address as stated at the beginning part of this Agreement, or to addresses or facsimile numbers designated by one party to the other parties in writing from time to time.

10.2 Any notice above shall be delivered either by hand, registered mail, or facsimile. Any notice shall be deemed to have been delivered at the time of actual receipt if delivered by hand; on the date of return receipt if delivered by registered mail; and at the time of transmission if delivered by facsimile.

11    CONFLICTS

      In case of any obvious inconsistencies among the provisions of the Restructuring Documents, subject to PRC laws, the provisions in the Restructuring Documents shall be interpreted with appropriate references to the provisions herein.

12    NON-ASSIGNMENT

      Without prior written consent of the other parties to this Agreement, no party is permitted to assign, transfer by other means or proclaim to assign all or any of its rights, interests, liabilities or obligations under this Agreement.

13    SEVERABILITY

      If one or more provisions of this Agreement are held to be void, illegal, or unenforceable under any applicable law in any regard, validity, legality and enforceability of remaining regulations shall not be affected or impaired in any form.

14    NON-WAIVER

      The omission, failure or delay of exercising any rights, powers, or remedies pursuant to or bestowed by this Agreement by any party shall not constitute waiver of such or any or other rights, powers or remedies by such party.

15    GOVERNING LAWS

      This Agreement shall be governed, interpreted and enforced in accordance with the laws of the PRC.

16    LANGUAGES AND COPIES

      This Agreement is made in Chinese. It is made into twelve (12) duplicate originals. Each party holds four (4) copies, and each original shall have the same legal binding effect.

17    APPENDICES TO THIS AGREEMENT

17.1 Appendices to this Agreement are part of this Agreement, and have the same legal binding force as the main body, as if they were incorporated into main body of this Agreement.

17.2 Any amendment to this Agreement or its appendixes shall only be made through written agreement, which shall be executed by the legal representatives or authorized representatives of the parties, affixed with their official seals, and with required approvals in accordance with the constitutive documents of the parties.

18    FEES AND EXPENSES

      Unless otherwise specified herein, all fees and expenses incurred in connection with the negotiation, drafting, and fulfillment of this Agreement shall be borne by the party incurring such expenses.

19    EFFECTIVENESS OF THIS AGREEMENT

      This Agreement shall come into effect once signed by the legal representatives or authorized representatives of the parties or affixed with their official seals.

      IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date first written above.

Signature page:

CHINA NETWORK COMMUNICATIONS GROUP CORPORATION

By: __________________________________
Legal Representative or Authorized Representative

CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED

By: __________________________________
Legal Representative or Authorized Representative

CHINA NETCOM (GROUP) COMPANY LIMITED

By: __________________________________
Legal Representative or Authorized Representative

                                   APPENDIX I

                                 THE WARRANTIES

      The Group Corporation as the ultimate controlling shareholder of New CNC hereby makes the following presentations, warranties and undertakings to New CNC in relation to the conditions of the Restructuring and Injected Assets on the Restructuring Effective Date, the execution date of this Agreement and the New CNC Conversion Registration Date:

1.    GENERAL MATTERS

1.1 The Group Corporation is an enterprise as a legal person that is duly incorporated and validly existing under the laws of PRC (a State-owned enterprise), while New CNC is a foreign invested enterprise duly incorporated and validly existing under the laws of PRC and it is wholly owned by CNC (HK).

1.2 Pursuant to China's laws and regulations, and Articles of Associations and/or other constitutive documents of the two parties, the Group Corporation and New CNC have the right, power and capability to lawfully and effectively conclude this Agreement and fulfill all the obligations under its clauses. Once signed, this Agreement will constitute a lawful and effective obligation that is binding on the Group Corporation and New CNC in accordance with the respective terms.

2.    SHARE CAPITAL

2.1 The Group Corporation guarantees that, as of the date when this Agreement is signed, except the Group Corporation's rights disclosed under this Agreement and in the Prospectus, no third party other than CNC (HK) possesses share subscription rights and preemptive rights relating to or arising from the share capital of New CNC, and that there are no mortgages, pledges, liens, commitments or other third party rights on New CNC's share capital. Furthermore, there are no agreements to assume or set up any of the above third party rights, and no agreements or other arrangements requiring or potentially requiring New CNC to issue additional equities exceeding the currently issued equities. Nobody who is entitled or claims to be entitled to hold any third party rights makes any claims.

2.2 Unless disclosed in the Prospectus, there are no effective agreements in relation to the current or future issue, allotment or transfer of New CNC's shares or equities or loan capitals, and no rights have been given to anyone to request conditionally or unconditionally the current or future issue, allotment or transfer of New CNC's shares or equities or loan capitals (including any share subscription rights or preemptive rights or conversion rights).

3.    THE INJECTED ASSETS

3.1 As of the Restructuring Effective Date (exclusive) and the New CNC Conversion Registration Date, the Group Corporation and the Restructured Enterprises lawfully possess and have the right to operate the Injected Assets according to China's laws, have obtained all the required approvals from the relevant governmental authorities, and are entitled to inject the assets into New CNC pursuant to the Asset Injection Agreement.

3.2 Starting from the New CNC Conversion Registration Date (inclusive), New CNC is entitled to own, use and operate the Injected Assets in accordance with China's laws and its Articles of Association.

3.4   The Injected Assets to be possessed by New CNC as specified by this
      Agreement:

      3.3.1 From the Restructuring Effective Date to the date when the Injected Assets are actually, lawfully, effectively and completely transferred to New CNC in accordance with China's laws, the Group Corporation and/or the Restructured Enterprises and/or the Surviving Enterprises shall, on behalf of and in the interests of New CNC, continue to hold these assets, interests and liabilities until such assets, interests and liabilities can be lawfully, effectively and completely injected into New CNC in accordance with this Agreement;

      3.3.2 When the Group Corporation and/or the Restructured Enterprises and/or the Surviving Enterprises, on behalf of and in the interests of New CNC, continue to hold these assets, interests and liabilities according to the previous provisions, all rights, benefits and interests produced by or arising from or relating to such assets, interests and liabilities shall belong to New CNC and all the obligations, losses and indemnifications shall be assumed by New CNC, unless otherwise specified in this Agreement;

      3.3.3 Unless otherwise specified in this Agreement, or disclosed in the Prospectus and recorded in the Accountant's Report, all the approvals, licenses, authorizations, consents, confirmations, releases, registrations and lodgments required for the Group Corporation to inject the Injected Assets into New CNC have been obtained or completed, and such approvals, licenses, authorizations, consents, confirmations, releases, registrations and lodgments are valid;

      3.3.4 Unless otherwise specified in this Agreement, or disclosed in the Prospectus and recorded in the Accountant's Report, on the Restructuring Effective Date and the date when the Injected Assets are actually transferred to New CNC in accordance with China's laws, the Injected Assets are subject to no restrictions by any liens, mortgages, hypothecation, pledges, leases (including but not limited to finance leases), licenses or other third party rights, or influences by any mortgages or other burdens or third party rights, conditions, instructions, rules or other limits or other unfavorable claims that will or may exert adverse impacts on the value of the above assets or New CNC's capability to use, transfer, sell or otherwise dispose the above assets.

      3.3.5 The Injected Assets provide New CNC with all the necessary and sufficient assets, rights, properties, contracts, interests, equipment and inventories to effectively and completely engage in telecommunications businesses in connection to the Injected Assets. All the employees intended to enter New CNC under the Restructuring are sufficient to enable New CNC to continue to effectively operate in the existing method all the businesses injected into New CNC;

      3.3.6 During the Relevant Period, the Group Corporation and/or the Restructured Enterprises operate, manage, use and maintain the Injected Assets in the normal way during their normal operational activities. The value of the Injected Assets is subject to no material unfavorable changes starting from the Evaluation Base Date;

      3.3.7 During the Relevant Period and on the New CNC Conversion Registration Date, the machine rooms, tools and equipment (including various vehicles) of the Injected Assets are under good maintenance and operation conditions, and are maintained periodically and appropriately.

4.    ACCOUNTS AND BUSINESSES

4.1 Under the assumption that New CNC has been existing since January 1 2001, the Accountant's Report (including the attached notes. The complete copies of the Accountant's Report have been delivered to New CNC) and it

      4.1.1 have been prepared in accordance with Enterprise Accounting Standards and Enterprise Accounting System;

      4.1.2 fairly and justly reflect in the major aspects the assets, liabilities and shareholder's equities of New CNC for each of the three years ended December 31 2003.

      4.1.3 has made sufficient provisions or reserves or disclosures for all the outstanding liabilities and capital commitments (including contingent, unquantifiable or disputed liabilities) as of the relevant dates in conformity with China's accounting principles.

      4.1.4 , in accordance with the related tax laws and other regulations, has made provisions or reserves for all the taxations imposed on New CNC or required for payment for each of the three years ended December 31, 2003. The above provisions or reserves will be sufficient to pay all the taxations already or to be imposed on New CNC, or all the taxations that New CNC must, may or will bear in connection with profits, incomes, earnings, transfers, events and transactions as of the related last dates (inclusive);

      4.1.5 are not adversely affected by any undisclosed special or particular conditions;

      4.1.6 in all the major aspects fairly reflect New CNC's capitals, assets, liabilities (including contingent liabilities) as of the Evaluation Base Date and the profits as of the current financial date;

      4.1.7 have not been influenced by any non-operational, special or extraordinary items;

      4.1.8 in all the major aspects fairly reflect the financial conditions of New CNC as of the Evaluation Base Date;

      4.1.9 disclose various assets and liabilities of New CNC as of the preparation date of the Accountant's Report.

4.2 New CNC has established provisions for the depreciations of fixed assets in conformity with China's Enterprise Accounting Standards and Enterprise Accounting System;

4.3 In comparison with the financial conditions as of December 31, 2003 disclosed in the Accountant's Report, there is no and will be no material adverse changes in New CNC's overall financial conditions on the New CNC Conversion Registration Date.

4.4 On the New CNC Conversion Registration Date, all of the accounts, account books, ledgers, and financial and any other types of records:

      4.4.1 are possessed by New CNC;

      4.4.2 have been sufficiently, appropriately and accurately recorded and completed;

      4.4.3 do not contain any type of any major error and deviation; and

      4.4.4 truly and fairly reflect all the related transactions as well as the conditions of finance, agreement and trade.

4.5 Prior to the Restructuring Effective Date, the Group Corporation managed its businesses under the normal, consistent and continuous environment. No major unfavorable changes took place in any of the Group Corporation's businesses.

4.6   Archived Documents

      4.6.1 All the application forms, detailed materials, resolutions and documents which are required to be filed by New CNC with any governmental agency in any place in accordance with the laws, regulations and/or legislations applicable to New CNC have been filed appropriately and correctly in conformity with all the related laws, regulations and/or legislations applicable to New CNC.

      4.6.2 All the mortgages and pledges (if any) given to or set by New CNC have been registered according to the related rules and regulations applicable to New CNC.

4.7 All the title proofs in connection with New CNC's assets, all the signed copies of agreements in which New CNC is one of the signatories, and the originals of all the other documents possessed or should be possessed by New CNC shall be possessed by New CNC individually.

4.8 Unless disclosed in the Prospectus, there are no major investigations or inquiries initiated by any government or other institutions in connection to New CNC's matters which are not yet resolved or still in progress.

5.    CONTRACTS

5.1 While signing this Agreement, the Group Corporation shall send New CNC a contract list including the contracts, agreements and arrangements relating to the Injected Assets (including loan and insurance agreements):

      5.1.1 The Group Corporation shall continue to update this contract list ("THIS CONTRACT LIST", as amended from time to time) , to make sure that this contract list is related to the Injected Assets and is a complete list of all the contracts to which the Group Corporation and/or its Subsidiaries are a party.

      5.1.2 Upon reasonable request of New CNC, the Group Corporation shall take related actions to cause the contractors in this contract list (the "RENAMED CONTRACT") agree to replace New CNC as one party of these contracts (starting from the change registration date). These replacements shall be conducted through amendment agreements or consent letters concluded between all the contractors in this contract list and New CNC.

      5.1.3 From the Restructuring Effective Date to the date when the amendment agreements are concluded or letters of agreement are obtained as expected in 5.1.2, in terms of the interests of each Renamed Contract, the Group Corporation and/or the Restructured Enterprises and/or the Surviving Enterprises shall fulfill or cause other parties to the contracts to appropriately fulfill the interests under these contracts completely for the interests of New CNC.

      5.1.4 The Group Corporation neither violates any Renamed Contract to which it is one party, nor assumes any significant responsibility possibly arising from any presentations, commitments, compensations (explicitly or implicitly) or other matters that it has made.

5.2 Clause 5.1 shall not be interpreted as that New CNC is required to assume any obligations under any Renamed Contracts arising from any facts or situations taking place prior to the Restructuring Effective Date, and such obligations shall not become part of the liabilities of the Injected Assets.

5.3 On the date when this Agreement is signed, in connection with the contracts to which the Group Corporation and/or the Restructured Enterprises are the major party relating to the Injected Assets, the Group Corporation has already conducted due diligence, the result of which has been sufficiently and accurately disclosed to New CNC.

      5.3.1 All these contracts are lawful and valid, not cancelled or annulled, and will not be terminated or unfavorably influenced because of the Restructuring, CNC (HK) share listing and conclusion of this Agreement or any other conditions.

      5.3.2 As of the execution date of this Agreement, there is no claim or significant obligation against or to be assumed by New CNC arising from the breach, violation, negligence, inappropriate execution or otherwise of such agreements, documents, or arrangements. After the New CNC Conversion Registration Date, there will be neither claim nor significant responsibility that may results in connection to these agreements, documents or arrangements.

      5.3.3 As of the execution date of this Agreement, the Group Corporation receives no breach notice relating to any such agreements sent by any other parties to these agreements to New CNC, purporting to terminate or otherwise to terminate these agreements, and there is no dispute regarding the performance of obligations promised between New CNC and any third party.

      5.3.4 On the date when this Agreement is concluded, all the contracts, agreements and arrangements transferred to New CNC have been fairly concluded or arranged without violating the principle of equity, and the earnings and financial conditions prior to the New CNC Conversion Registration Date are not materially affected by any contracts or arrangements concluded not completely in accordance with the principle of equity.

5.4 Unless otherwise specified in this Agreement, any significant contracts, transactions or arrangements transferred to New CNC in connection with its business:

      5.4.1 are not of abnormal or uncommon nature or beyond the general and appropriate business scope;

      5.4.2 do not cost disproportionate or abnormal money, resources or manpower to smoothly complete or implement as scheduled;

      5.4.3 do not fall into the situation of long-term nonperformance, i.e., cannot be implemented over 6 months after the agreed or promised date specified by relevant terms.

5.5 The Group Corporation warrants and undertakes that on the New CNC Conversion Registration

      Date the Surviving Enterprise have already terminated the concluded but not fulfilled contracts or agreements with their branches, Subsidiaries and other controlled units with respect to engineering design and construction and IT service, material procurement, ancillary Telecommunications Service and support services.

5.6 On the date when this Agreement is signed, all the contracts concluded between New CNC and the Group Corporation are lawful and valid, not cancelled or terminated.

6.    EMPLOYEES

6.1 The Group Corporation is required to cause each employee of the former Group Corporation or its Restructured Enterprises joining New CNC to meet its business demands (the "TRANSFERRED EMPLOYEE") to enter into with New CNC an employment agreement containing terms reasonably proposed by New CNC (in the event that the Transferred Employee has not signed the employment agreement with New CNC before the date of signing of this Agreement). Except the provisions in the Accountant's Report, New CNC is required neither to assume any responsibility for the provision of services by the Transferred Employee to the Group Corporation or its Subsidiaries prior to the transfer, nor assume any responsibility for the services provided in any previous service periods. The Group Corporation shall fully compensate New CNC for any liabilities incurred consequently at any time.

6.2 Within the scope permitted by the national laws, regulations or local statutes and rules relating to the Restructuring, the Group Corporation itself shall or causes the Surviving Enterprise to undertake that the Transferred Employees can now and in the future continue to rent, purchase or otherwise use the houses rented or used prior to their entry into New CNC from the Group Corporation or the Surviving Enterprise in the same methods and standards received by the incumbent employees of the Group Corporation or the Surviving Enterprises.

6.3 The New CNC has concluded no agreements or other arrangements (whether legally binding or not) with any trade unions, or other groups representing any employees or members of New CNC.

6.4 The New CNC has no liability or practice to make other payments other than normal salaries, remunerations, bonuses or wages or other benefits to any senior staff or employee.

6.5 The New CNC or any employee is not involved in any labor dispute that might subject New CNC to seriously unfavorable influence. Furthermore, based on the facts already known to New CNC or its directors or the Group Corporation or facts obtainable through reasonable investigation, there is no indication that New CNC might get involved in any such dispute, or that any agreed provisions or any documents signed in accordance with the Restructuring and/or CNC (HK) share listing or any matters expected to occur due to the Restructuring or CNC (HK) share listing might result in such labor dispute.

6.6 The Group Corporation has no unpaid contributions required by laws and regulations to the related government departments or their authorized agents in connection with the Transferred Employees, including but not limited to various insurances and funds.

7.    Tax items

7.1   Accounts

      The Accountant's Report have made preparations or reserves for all tax items that will be levied to New CNC or should be paid by New CNC, including deferred taxes as of the Evaluation Base Date. The Group Corporation will bear any tax that incurred before the Restructuring Effective Date but not listed in the Accountant's Report.

7.2 The Group Corporation and the Restructured Enterprises have fulfilled their tax obligations to relevant government authorities and all other agencies before the New CNC Conversion Registration Date for all taxes that they are obliged to bear or may need to bear as a result of the assets received by New CNC in accordance with the Restructuring Documents and this Agreement or associated therewith. If there are any taxes that have not been paid up on the New CNC Conversion Registration Date causing New CNC to bear the liability to pay such taxes, including fines and/or interests, then the Group Corporation should hold New CNC timely and adequately indemnified.

7.3 All tax declaration statements for the taxes incurred by, or associated with the assets received by

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

      New CNC in accordance with the Restructuring Documents and this Agreement that should be completed by the Group Corporation and/or the Restructured Enterprises before the New CNC Conversion Registration Date have been submitted and correctly completed by the Group Corporation and/or the Restructured Enterprises, which have not and shall not cause any disputes. There have been no events taking place within the specified time frame, to the knowledge of the Group Corporation or it should be aware of after reasonable inquiries, which may result in the foregoing disputes or any claims for taxes, or cause the loss of tax reduction or exemption or preferences that originally existed

7.4 On the New CNC Conversion Registration Date, New CNC has complied in all aspects with all relevant laws, regulations, rules, statutes or orders that are applicable to its taxation situation.

7.5 The Group Corporation and/or Restructured Enterprises have paid up in accordance with the law various financial charges that are associated with the usage of the Injected Assets by the Group Corporation and/or the Restructured Enterprises before the New CNC Conversion Registration Date and that should be paid by the Group Corporation and/or the Restructured Enterprises to relevant government authorities. Where there is any tax delinquency, the Group Corporation shall be responsible to make up in full and in a timely manner. In case New CNC suffers any losses from such delinquency, the Group Corporation shall hold New CNC or newly established enterprise fully and timely indemnified.

7.6   Unusual and Unfair Transactions

      7.6.1 Except for those disclosed in the prospectus and recorded in the Accountant's Report, the Group Corporation hasn't caused New CNC to own, agree to purchase any of the assets, or agree to accept any of the services or equipments whose expenses are or will be higher than their market values, or haven't been valued on a fair basis;

      7.6.2 Except for those disclosed in the prospectus and recorded in the Accountant's Report, the Group Corporation hasn't caused New CNC to own, agree to purchase any of the assets, or agree to accept any of the services or equipments whose prices are or will be lower than their market values, or haven't been evaluated on a fair basis;

      7.6.3 Except for those disclosed in the prospectus and recorded in the Accountant's Report, the Group Corporation hasn't caused New CNC to engage in transactions that have substituted for or deviated from the actual payables or receivables due to tax duties.

7.7 The signing and fulfillment of this Agreement and any other agreements signed pursuant to the Restructuring will not cause New CNC to be deemed to have gained earnings or other payments that are taxable from a taxation perspective.

8.    FURTHER ASSURANCES

8.1 Compliance with terms and conditions of this Agreement and the Restructuring Documents will not and shall not:

      8.1.1 conflict with, cause to violate or constitute a failure to perform any terms, conditions or regulations of the Injected Assets related agreements or documents, of which the Group Corporation and/or the Restructured Enterprises were or currently are one of the parties and whose subject has been or shall be changed as a result of the Restructuring; and/or

      8.1.2 relieve any one from any obligations under this Agreements or documents mentioned in Clause 8.1.1 above or cause anyone to terminate obligations under this Agreements or documents mentioned in Clause 8.1.1 or terminate New CNC's rights or interests provided under this Agreements or documents mentioned in Clause 8.1.1 above.

9.    LAW COMPLIANCE

9.1 Upon changes registration of New CNC, it complies in all aspects with any applicable laws, statues and working rules of both China and other regions, nor does it commit any violations or offences that may cause serious impact on the financial conditions or business prospects of New CNC against any acts, regulations, rules, decrees, orders or judgments of any courts or government authorities of China or any other countries.

9.2 Upon changes registration of New CNC, all licenses, permits, authorizations, consents and exemptions that New CNC has to obtain from any individuals, organizations or groups in order to operate its various businesses have all been obtained by New CNC and/or its appropriate branches, Subsidiaries or authorized units. Such authorizations have full efficacy and there are no circumstances, including the Restructuring process and signing of this Agreement, will cause the cancellation in whole or in part or the inability to renew such licenses, permits, authorizations, consents and exemptions.

9.3 Upon changes registration of New CNC, New CNC provides no commitments or guarantees to any courts with jurisdictions or government authorities.

10.   LAWSUITS

10.1 The Group Corporation and/or the Restructured Enterprises have no activities severely against the laws and regulations that might cause significant economic losses to New CNC or impact the operation of New CNC's businesses.

10.2 Except for the associated lawsuits that have been formally disclosed to New CNC, there are no significant on-going, pending or potential arbitrations, lawsuits, claims or other legal proceedings related to the Injected Assets against the Group Corporation and/or the Restructured Enterprises whether as a prosecutor, defendant or with other identity, nor are there any claim demands that would cause significant adverse impact on the operation of New CNC's businesses and/or the Injected Assets, or any facts that may lead to such claim demands.

11.   INTELLECTUAL PROPERTY RIGHTS

11.1  The intellectual property rights required or used by New CNC:

      11.1.1 Are effectively existent and enforceable;

      11.1.2 Do not violate any other agreements or infringe on others' intellectual property rights;

      11.1.3 Do not have any lawsuits, disputes or other legal proceedings on going or impending, concerning or affecting the ownerships, utilization or effectiveness of such intellectual property rights;

      11.1.4 Have been granted utilization permissions for New CNC and have no liens, mortgage, impawn or other interests of a third party except for those disclosed in the prospectus.

11.2 Except for those that have been disclosed, the Group Corporation has not permitted others to use or transfer its intellectual property rights

11.3 Except for those that have been disclosed, the Group Corporation has not infringed or violated any of intellectual property rights.

11.4 The Group Corporation has not, except in normal and general business operations, disclosed to any one or permitted, promised or arranged any disclosure of the proprietary technologies, business secrets, confidential materials, cost statements, lists of customers or suppliers.

11.5 The Group Corporation has not left out any significant issues that may cause the foregoing permits or the permits granted to New CNC to be terminated or constitute any violation of the clauses of such permits.

11.6 The Group Corporation has not involved in any agreements that may restrict the application of the foregoing New CNC's proprietary technologies, business secrets, confidential materials, cost statements, lists of customers or suppliers or disclose to the other party.

12.   RESTRUCTURING APPROVALS

12.1 The Restructuring Approvals listed in APPENDIX III to this Agreement are all applicable approvals, permits or consents required by this Agreement, associated agreements and the Restructuring arrangement thereunder and the Restructuring will not be adversely impacted due to the lack of any approvals, ratifications, consents or permits.

13.   OPERATING BUSINESSES

13.1  The impact of the IPO and the Restructuring of CNC (HK)

      13.1.1 The Group Corporation believes, after prudent and detailed inquiries, that there are no data, except those disclosed, that indicate, and it is not aware of or does not believe that the Restructuring or the IPO of CNC (HK) or the signing of this Agreement, or any other issues contained thereof have caused:

            (1) Any suppliers of New CNC to cease or have the rights to cease or dramatically reduce their supplies;

            (2) Any clients of New CNC to cease or have the rights to cease or dramatically reduce their business dealings;

            (3) Any significant changes in the management and/or the Injected Assets of New CNC.

     13.1.2 Except for those disclosed in the prospectus or unless otherwise specified in this Agreement, the Restructuring or the IPO of CNC
            (HK), the signing of this Agreement, or any other issues contained thereof will not cause:

            (1) Conflicts, defaults or failure to perform the obligations of any terms and conditions or regulations of any agreements or contracts in which New CNC is a party, or against the Articles of Association of New CNC and/or any regulations of laws, acts, legislations, decrees or orders that are applicable to New CNC, or violate any creditor's rights, impawns, leases, rents, contractual orders, judgments, verdicts, injunctive, rules or other restrictions or responsibilities that have binding or controlling force against any assets of New CNC;

            (2) To relieve anyone from any obligations to New CNC, authorize anyone to determine any such or any rights or interests enjoyed by New CNC or exercise any rights in accordance with this Agreement reached with New CNC

            (3) To constitute or exercise the creditor's rights in any form to the setup, imposure or prospects of New CNC; and

            (4) The New CNC's any existing or future liabilities to become due and payable or to be claimed as due and payable before the specified due date.

13.2  Operating Businesses

     13.2.1 The New CNC has the right and is fully qualified to operate businesses in the business operating areas as provided in its business license and the international business field;

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

     13.2.2 The New CNC has no ultra vires, unauthorized or invalid activities, contracts and rights. All documents with New CNC as the principal party or the executing party have been properly signed and stamped and retained by New CNC.

13.3 There is absolutely no possibility for New CNC and associated executives, representatives and employees, during their tenure, to cause New CNC to suffer significant fines, penalties, lawsuits or other liabilities due to violation of any laws, regulations, rules or orders.

13.4 Unless otherwise specified in this Agreement and per request of New CNC's normal operations, the Group Corporation or New CNC have not authorized any individuals (implied or expressed) to sign any contracts or make any commitments on behalf of New CNC, nor have they granted any individuals any other proxies or power of attorney.

13.5 Unless otherwise disclosed in the prospectus and specified in this Agreement, New CNC has obtained the authorization and has been qualified to operate in all regions approved by the Restructuring Approvals to operates and in international businesses, and has obtained from any individuals, organizations or groups all necessary permits and consents required to properly operate such businesses in order to legally and properly operate its businesses and all such permits and consents are valid and continue to be valid as of the New CNC Conversion Registration Date. Both the Group Corporation and New CNC have not violated any term or condition of the permits or consents it obtained, nor have they any factors that suffice to affect the continuity or renewal of such letters of permits or consents they hold.

14.   CAPITALIZED COMMITMENTS, DIVIDENDS AND DISTRIBUTION

14.1 Except for those disclosed in the prospectus and the Accountant's Report, there are no capitalized commitments in New CNC's capital accounts. During the Relevant Period, the Group Corporation has not caused New CNC to bear any significant burdens of capital expenditures, endorse any such significant capital expenditures, or agree to sell or alter any significant capital assets or any related equities.

14.2 Except for those that have been disclosed, starting from the New CNC Conversion Registration Date, New CNC has not paid or announced any dividends, or distribute any other allocations in the form of cash or materials, or distribute the interests, other incomes, benefits or rights obtained from the stock or stock equity of New CNC.

15.   BANK AND OTHER LOANS

15.1 Except those disclosed in the Prospectus or recorded in the Accountant's Report, the aggregate amount of loans of New CNC does not exceed the limits stipulated in its article of association and/or any law, regulation, decree, and ordinance or applicable order, or the loan limits stipulated in contracts or documents which have binding force over New CNC.

15.2 Except those disclosed in the Prospectus or recorded in the Accountant's Report, New CNC has no outstanding bonds, and has not agreed upon setting up or issuing any bonds.

15.3 Except those disclosed in the Prospectus and recorded in the Accountant's Report, as to the date of signing this Agreement, the Group Corporation has not received notice from any creditor (no matter formally or not) demanding it to repay debts or begin compulsory disposal of any of New CNC's assets held by the creditor; Also there is not any situation which will result in the above notices.

15.4 Except those disclosed in the Prospectus and recorded in the Accountant's Report, since the New CNC Conversion Registration Date, New CNC has not repaid or incurred responsibilities to repay any immature major loan or other major debts, also there is not any situation that may lead to the occurrence of the above situations.

15.5 Except those disclosed in the Prospectus and recorded in the Accountant's Report, there is no mortgage, lien or any other kinds of mortgage, rights and interests or creditor's rights on the assets transferred to New CNC which relate to or affect all or part of New CNC's business, property or assets; nor is there any other agreement, arrangement or commitment which may cause or lead to the above situations, excluding bank financings obtained fairly by New CNC according to normal commercial terms.

15.6 Except those disclosed in the Prospectus and recorded in the Accountant's Report, before the execution date of this Agreement, the Group Corporation had not exercised or claimed to exercise lien, creditor's rights or other rights and interests or demanded any debt on any fixed assets, and there is not a direct or indirect dispute related to such fixed assets.

15.7 Except those disclosed in the Prospectus and recorded in the Accountant's Report, as to the existing bank financing and other financing channels, New CNC has the ability to raise sufficient working capital to continue its business by current method and business scope in 12 months from the New CNC Conversion Registration Date, and to implement, carry out and finish, according to the existing clauses and terms, all unfulfilled orders, projects and contract responsibility which have binding force over New CNC.

15.8 Except those disclosed in the Prospectus and recorded in the Accountant's Report, regarding any bond, acceptance credit, overdrawing, loan and credit or other financial financing (referred to as "financing" in this article) that is outstanding or can be obtained by New CNC:

      15.8.1 there is no stipulation that violates or is inconsistent with any documents about such financing;

      15.8.2 there is no practical action or threat for the acceleration of any debts;

      15.8.3 no unfavorable situation has occurred which will affect the continuing obtaining of the said financing, or may cause unfavorable change in any of these financing terms and conditions;

      15.8.4 this financing does not depend on guarantee or warrant by way of mortgage provided by a third party; and

      15.8.5  The Restructuring and the public offering of the Shares of CNC
              (HK), or results of other matters included in the Restructuring and/or this public offering cannot affect such financing adversely, including but not limited to the termination of any of such financing or the acceleration of such financing or the termination of existing mortgage of any such financing.

15.9 Unless otherwise stipulated in this Agreement, New CNC has no obstacle in obtaining or has already obtained third party consent required by the Restructuring.

16.   ENVIRONMENTAL PROTECTION

16.1 The Group Corporation and New CNC have abided by all applicable environmental laws and regulations in China, and there is no serious violation of such laws and regulations.

16.2 The Injected Assets and business are free from any threat of major civil, criminal or administrative claims, investigations, complaints or litigations related to environmental protection, and also there is not any situation that may cause such claims, investigations, complaints or litigations.

17.   INSURANCE

17.1 All insurances enjoyed by New CNC are valid, and there are no actions or omissions that can make such insurances void, or lead to increase of premiums.

17.2 All insurances accepted by New CNC are not restricted by any special, abnormal clauses, and New CNC needs not to pay any additional fees except the normal premiums.

17.3 Except those disclosed in the Prospectus and other documents, in accordance with the above policies, New CNC has not made or is not likely to make any claims, and there are no such circumstances that can bring about such claims.

18.   LANDS AND PROPERTIES

18.1 The Group Corporation warrants that the right-of-use and ownership of the lands and properties included in the transferred assets is legal and complete, and that, except those disclosed in this Agreement and the Prospectus, there is no mortgage or third party right on the right-of-use of the said lands or the ownership of the said properties.

18.2 The Group Corporation warrants that all the lands and properties in the Injected Assets can be legally used according to their current usage; Properties constructed on the lands that it has the right-of-use are in compliance with national laws, regulations and planning programs and usage approved by the government.

18.3 As to the land use right of the Injected Assets and the newly transferred land use right in this period, the Group Corporation warrants that: within 6 months after the global offering of CNC (HK) (as to the lands for which the Group Corporation has not obtained Land Use Rights

      Certificates yet, but possesses title proofs accepted by the Ministry of Land and Resources, it should be within the validity period stipulated in relevant title proofs, and in no case later than 6 months after the global offering of CNC (HK), the Group Corporation shall make every effort to or urge the Surviving Enterprises to make every effort to apply for Land Use Rights Certificates from relevant land administrative departments; New CNC shall be the user in the said Land Use Rights Certificates; the Group Corporation shall bear all fees, expenses, and claims incurred in or related to the handling of the above matters, and indemnify New CNC against losses, claims, expenses and fees New CNC suffers from the lack of Land Use Rights Certificates in which New CNC is the user at the completion of the global offering of CNC (HK) . the Group Corporation further warrants that, as to the newly transferred land use right allocated to New CNC within 2 years after the global offering of CNC (HK), the Group Corporation shall help New CNC go through formality to transfer allocated land to remised land, and indemnify New CNC against all losses, claims, fees and expenses due to land use right of the allocated lands for which the formality of transferring allocated land to remised land has not been finished by the time of the completion of CNC (HK)'s global offering.

18.4 As to the properties and properties under construction of the Injected Assets and the newly transferred properties and properties under construction on the remised land in this period, the Group Corporation warrants that: within 6 months after the global offering of CNC (HK) (as to the properties for which the Group Corporation has not obtained property ownership certificates yet, but possesses valid title proofs or properties under construction licenses, it should be within the validity period stipulated in relevant title proofs, but in no case later than 6 months after the global offering of CNC (HK), or the completion of the constructing project; as to the constructing project for which the Group Corporation has not obtained permission, written reply or verification document, it should be after the completion of the said constructing project), the Group Corporation shall make every effort to or urge the Surviving Enterprises to make every effort to apply for property ownership certificates from relevant property administrative departments; New CNC shall be the user in the said property ownership certificates; the Group Corporation shall bear all fees, expenses, and claims incurred in or related to the handling of the above matters, and indemnify New CNC against losses, claims, expenses and fees suffered from the lack of property ownership certificates in which New CNC is the user by the time of the completion of the global offering of CNC (HK). As to properties under construction in the Injected Assets which have not obtained permissions, written replies or verification documents from relevant government departments yet, the Group Corporation confirms that Land Use Rights Certificates or land authority certificates corresponding to the said properties under construction have been obtained, that the said properties under construction meet all conditions required to obtain relevant permissions, written replies or verification documents, and the relevant permissions, written replies or verification documents are under processing and free from any legal obstacle, and that there is no penalties imposed by relevant government departments due to the lack of the said permissions, written replies or verification documents of the said constructing projects. The Group Corporation further warrants that, as to the newly transferred properties and properties under construction on the allocated land of New CNC within 2 years after the global offering of CNC (HK), the Group Corporation shall assist New CNC go through the formality related to the registration or change registration of property ownership certificates, and indemnify New CNC against all losses, claims, fees and expenses resulted from the properties and properties under construction for which registration or change registration of property ownership certificates has not completed by the time of the completion of CNC (HK)'s global offering.

18.5 Pursuant to the property leasing agreement separately entered into by the Group Corporation and/or the Surviving Enterprises with New CNC in APPENDIX TWO to this Agreement, the Group Corporation agrees or urges the Surviving Enterprises to lease or sublease all:

      (1)   Properties owned by the Group Corporation;

      (2)   Properties owned by the Surviving Enterprises;

      (3) Properties under leasing agreements or other effective arrangements entered into by the Surviving Enterprises ("SUBLEASED PROPERTIES")

      listed in the said property leasing agreement to New CNC to use.

18.6 The Group Corporation and/or the Surviving Enterprises are the only legal user of the Subleased Properties, and have obtained written consent of sublease of the said properties from the Lessor of the said leasing agreement, or are going through the relevant formality for obtaining consent from the original Lessor. The Group Corporation undertakes to urge the Surviving Enterprises to get as soon as possible the written consent from the Lessor. The Group Corporation shall bear all fees, expenses, and claims incurred in or related to the handling of the above matters, and indemnify New CNC against losses, claims thereby.

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

18.7 The Group Corporation undertakes that the right-of-use of the above properties leased under this Agreement are obtained in accordance with laws, and have already finished or are going through registration and filing formalities in the relevant real estates administrative departments. The Group Corporation undertakes to go through the registration and filing formalities of the said leasing agreement and property leasing agreement as soon as possible after this Agreement comes into force. The Group Corporation shall bear all fees, expenses, and claims incurred in or related to the handling of the above matters, and indemnify New CNC against losses, claims thereby.

18.8 In the event that New CNC or the Restructuring incurs any loss due to property owner's lacking of leasing permission or qualification to the said properties, or due to the Group Corporation's failure in maintaining the warranties in Clauses 18.1 and 18.2, the Group Corporation is willing to assume full indemnification obligations against such loss.

18.9 The Group Corporation warrants that should any party make claim or demand indemnity on the bases that the contents in this Article are not true, Group the Corporation shall take reasonable measures or actions to protect the rights and interests of New CNC, and fully indemnify New CNC against losses incurred thereof.

19    MATERIALS

      19.1 All materials in this Agreement and its appendixes are true, complete and accurate.

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

                                   APPENDIX II

                               RELATED AGREEMENTS

1.    NON-COMPETITION AGREEMENT

2.    INTERCONNECTION SETTLEMENT AGREEMENT

3.    MASTER SERVICES SHARING AGREEMENT

4.    TRADEMARK LICENSING AGREEMENT WITH

5.    TELECOMMUNICATIONS FACILITIES LEASING AGREEMENT

6.    ENGINEERING & IT SERVICES AGREEMENT

7.    MATERIALS PROCUREMENT AGREEMENT

8.    ANCILLARY TELECOMMUNICATIONS SERVICES AGREEMENT

9.    SUPPORT SERVICES AGREEMENT

10.   PROPERTY LEASING AGREEMENT

11.   PROPERTY SUB-LEASING AGREEMENT

                                  APPENDIX III

                             RESTRUCTURING APPROVALS

1. "Reply on Approval of the Overall Plan for the Disposal of Land Assets of the Restructuring of China Network Communications Group Corporation in the Process of Listing" (MLR letter, file no. [2004] 79) by the Ministry of Land and Resources on March 23, 2004;

2. "Reply Regarding the Disposal of Land Assets in the Restructuring and Reorganization of China Network Communications Group Corporation" (MLR letter, file no. [2004] 172) by the Ministry of Land and Resources on June 4, 2004;

3. "Reply on Approval of China Netcom Telecommunications Business Authorization and Universal Service Obligations Issues" (MII letter, file no. [2004] 273) by the Ministry of Information on June 8, 2004;

4. "Reply on Approval of the Assets Valuation Projects of the Restructuring of China Network Communications Group Corporation for Global Offering" (SASAC, file no. [2004] 527) by State-Owned Assets Supervision and Administration Commission of the State Council on July 3, 2004;

5. "Reply on Approval of Asset Injection from China Network Communications Group Corporation to China Netcom Communication (Hong Kong) Co., Ltd" (MOFCOM reply, file no. [2004] 445) by the Ministry of Commerce on July 12, 2004;

6. "Reply on Approval of the Increase of Registered Capital and Other Matters Relating to the Conversion of China Network Communications Group Corporation" (MOFCOM reply [2004] 1292) by the Ministry of Commerce on August 30 , 2004.

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

                                   APPENDIX IV

                             Asset Valuation Report

                                   APPENDIX V

                               ACCOUNTANT'S REPORT

1.    China Netcom (Group) Company Limited [Consolidated Balance Sheet]

2.    China Netcom (Group) Company Limited [Consolidated Profit and Loss
      Account]

3.    China Netcom (Group) Company Limited [Consolidated Statement of Cash
      Flows]

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

                                   APPENDIX VI

                 LETTER OF UNDERTAKINGS BY THE GROUP CORPORATION

                                       49